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Exhibit 21.1

Subsidiaries of the Company

  B&G Foods North America, Inc., a Delaware corporation

  Sirops Maple Grove Inc., a Québec company

  William Underwood Company, a Massachusetts business trust

  B&G Foods Canada, ULC, a British Columbia unlimited liability company

  B&G Foods Snacks, Inc., a Delaware corporation

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  Exhibit 21.1
Subsidiaries of the Company